Digiliti Money Announces Preliminary Second Quarter 2017 Results

MINNEAPOLIS, Minn. ̶ August 4 2017  ̶ Digiliti Money, Inc. (NASDAQ: DGLT), a leading mobile FinTech provider, reported preliminary financial results for the second quarter ended June 30, 2017.

Digiliti Money expects total revenue for the second quarter to be between $1.1 million and $1.3 million, compared to $2.0 million for the second quarter of 2016. The Company also expects an accounts receivable reserve in the amount of $1.8 million, due to the unilateral noncontractual termination, shortly after the end of the second quarter of 2017, of a series of contracts by one customer. Digiliti Money is currently investigating its rights with respect to those customer contracts.

“Our topline for the quarter was lower than expected because our sales pipeline of potential customers at the start of the quarter did not result in new contracts and product implementations, such that expected revenue could be recognized in our Q2 results,” said Digiliti Money’s CFO Bryan Meier. “While we are on track to close a number of these deals in the second half of 2017, our progress will depend on how quickly we sign new customer contracts, how efficiently we implement new products and how effectively we retain potential customers in our sales pipeline.” Mr. Meier continued, “It’s encouraging to note the progress we made during the quarter. Specifically, we signed 27 new customers, sold 53 new products, and brought 45 products live during the quarter. The revenue from this activity will ramp up over time.”

“In response to our revenue shortfall,” Mr. Meier added, “we are in the process of implementing several cost-cutting initiatives, which we expect, on a full-year, continuing basis, to reduce our annual operating expenses by nearly $3 million when fully implemented by November 2017.”

The Company cautions that the foregoing results are preliminary and are based on management’s best estimates and, with respect to forward-looking information, internal company forecasts. Furthermore, these preliminary results have not been reviewed by the Company’s auditors. Actual results for the second quarter of 2017 may differ from these preliminary estimates as a result of the completion of the Company’s customary quarter-end closing and review procedures, and the completion of the quarterly review.

Due, in part, to the unilateral customer noncontractual termination, the Company’s revenue shortfall and current level of operating expenses, Digiliti Money expects to seek financing to support its operations going forward. If the Company is not able to achieve a combination of such financing and sufficient positive cash flow from operations, in the near term, it may not be able to continue as a going concern.

Digiliti Money plans to report complete Q2 2017 financial results on August 14, 2017.

About Digiliti Money, Inc.

Digiliti Money (NASDAQ: DGLT) is a leading cloud-based, SaaS technology provider for the now way to bank, serving the financial services industry with mobile money and remote deposit capture solutions for PC, Mac and mobile. Founded in 2010, Digiliti Money has quickly grown into a technology leader and trusted partner to some of the world’s largest and most respected financial organizations. With remarkable growth, an impressive client base and award-winning technologies, Digiliti Money continues to drive innovation and deliver world-class solutions to financial institutions of all sizes.

The company’s industry-leading solutions help clients to increase customer engagement, grow revenues and gain competitive advantage. Digiliti Money’s cloud-based technology platform simplifies development, deployment and servicing of consumer and commercial solutions—minimizing cost and accelerating speed-to-market and ROI. Enabled by Digiliti Money’s complete suite of business and consumer solutions, financial institutions can better serve the needs of all their customers. For more information, visit www.digilitimoney.com.

Important Cautions Regarding Forward-Looking Statements and other Notices

This press release contains certain statements that would be deemed “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1933 and includes, among other things, discussions of our business strategies, future operations and capital resources, including collectability of the $1.8 million receivable and ability to raise financing. Words such as “may,” “likely,” “anticipate,” “expect” and “believes” indicate forward-looking statements.

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We may not be able to secure any debt or equity financing on favorable terms, in a timely manner, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited and we may not be able to continue as a going concern.

Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in greater detail in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016, filed with the Securities and Exchange Commission on Feb. 24, 2017, under the heading “Risk Factors” and in the other reports we file with the Commission. You are cautioned not to place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Company Contact:

Bryan Meier, EVP & CFO

Digiliti Money, Inc.

952.698.5214

bmeier@digilitimoney.com

Investor Relations Contact:

Matt Glover or Najim Mostamand
Liolios Group, Inc.
949.574.3860
DGLT@liolios.com

###